EXHIBIT 99.1

KROGER REPORTS FOURTH QUARTER AND RECORD FULL YEAR 2008 RESULTS

Company Delivers Fourth Quarter Earnings Per Share of $0.53

Identical Supermarket Sales without Fuel Increased 3.8% in the Quarter and 5.0% for the Year

CINCINNATI, Ohio, March 10, 2009 — The Kroger Co. (NYSE: KR) today reported net earnings totaled $349.2 million, or $0.53 per diluted share for the fourth quarter of fiscal 2008 ended January 31, 2009, compared with net earnings of $322.9 million, or $0.48 per diluted share, in the same period last year.

Total sales in the fourth quarter were $17.3 billion compared with $17.2 billion for the same period last year.  Excluding fuel sales at the Company’s supermarket fuel centers and convenience stores, total sales increased 4.4% over the prior year.  Identical supermarket sales, excluding fuel, increased 3.8% over the same period last year.

“Kroger offered real value to customers when they needed it most through lower prices, led by our high-quality Kroger brands.  The Kroger team did a remarkable job during the quarter and throughout the entire year of consistently delivering results in an increasingly difficult economic environment,” said David B. Dillon, Kroger chairman and chief executive officer.

Details of Fourth Quarter Results

Including Kroger’s retail fuel operations, FIFO gross margin (Table 1) was 24.41% of sales, an increase of 85 basis points compared to the fourth quarter last year.  Excluding retail fuel operations, FIFO gross margin declined 8 basis points and supermarket selling gross margin declined 36 basis points.  Improvements in shrink as well as warehouse and transportation expenses funded a portion of Kroger’s continued investment in lower prices for customers.

The Company recorded a $40.9 million LIFO charge during the quarter, a decrease of $13.3 million from the prior year.  Excluding retail fuel sales, the LIFO charge decreased 10 basis points as a percent of sales compared to the prior year.

Including Kroger’s retail fuel operations, operating, general, and administrative (OG&A) costs were 17.47% of sales, an increase of 66 basis points compared to the fourth quarter last year.  Excluding retail fuel operations, the OG&A rate decreased 3 basis points.

Including Kroger’s retail fuel operations, rent and depreciation expense was 2.88% of sales, an increase of 8 basis points compared to the fourth quarter last year.  Excluding retail fuel operations, rent and depreciation expense declined 4 basis points as a percent of sales.

Financial Strategy

Capital investment, excluding acquisitions, totaled $434.0 million for the fourth quarter, compared to $468.6 million in the prior year.

Net total debt was $7.7 billion, a decrease of $24.1 million from a year ago.  On a rolling four-quarters basis, Kroger’s net total debt (Table 5) to EBITDA ratio was 1.89 compared with 2.03 during the same period last year.  Kroger expects to continue to improve its debt coverages.

During the fourth quarter, Kroger repurchased 0.5 million shares of stock at an average price of $25.55 per share for a total investment of $11.5 million.  At the end of the quarter, $492.8 million remained under the $1 billion stock repurchase program announced in January 2008.

Kroger Brand Performance

Approximately 27% of Kroger’s fourth quarter grocery revenue came from sales of its exclusive Kroger brands and Kroger brands reached a record-high 35% of grocery unit sales.  All three tiers of the Company’s $12.5 billion Kroger brand portfolio experienced strong growth during the quarter.  Growth was exceptionally strong for the Value and Private Selection tiers.  Kroger banner brands experienced their strongest year-over-year growth during the quarter.

Fiscal Year 2008 Results

For fiscal year 2008, total sales increased 8.2% to $76.0 billion over the same period last year.  Identical supermarket sales, excluding fuel, rose 5.0% compared with the same period a year ago.

Net earnings for fiscal year 2008 were $1.25 billion, or $1.90 per diluted share.  Net earnings in fiscal 2007 were $1.18 billion, or $1.69 per diluted share.  Current year results include expenses for damage and disruption caused by Hurricane Ike in the third quarter.  Excluding these hurricane-related expenses, fiscal year 2008 net earnings were $1.27 billion, or $1.92 per diluted share (Table 6).  These results represent year-over-year growth of 13.6%.  On top of that growth, Kroger’s quarterly dividend added over 1% to total shareholder return.

“Kroger’s ability to adapt quickly to the changing needs of today’s shoppers served customers, shareholders and associates well last year.  Our company’s Customer 1st strategy and the business model that supports it continue to be powerful competitive advantages,” Mr. Dillon said.

Market Share

Kroger made significant gains in market share during 2008.  In its major markets, the Company gained 61 basis points of additional market share, according to the internal methodology Kroger has used consistently to estimate its market share.  This is the fourth consecutive year Kroger has achieved significant market share gain.  Over the past four years combined, Kroger’s share in its major markets has increased roughly 225 basis points.

“These market share gains are impressive, and there is still plenty of market share opportunity out there for us,” Mr. Dillon said.  “We estimate that approximately 45% of the share in our major markets — as much as $100 billion — is still held by competitors who do not have Kroger’s economies of scale.  Our economies of scale allow Kroger to deliver increasing value to customers, which is a competitive edge, particularly in today’s operating environment.”

Fiscal Year 2009 Guidance

Kroger is forecasting identical supermarket sales and earnings per share growth in 2009.

The Company now expects full-year identical supermarket sales growth, excluding fuel, of 3% to 4% for fiscal 2009.  This guidance reflects the Company’s outlook for product cost inflation of 1% to 2% compared to its earlier forecast of 2% to 3%.

Kroger believes its strong identical sales growth and operating margin expansion — both excluding fuel sales — will produce full-year 2009 earnings of $2.00 to $2.05 per diluted share.  This guidance reflects Kroger’s commitment to deliver solid near-term financial results while investing for the future growth of its business.  Kroger’s dividend enhances total shareholder return by over 1%.

“Kroger is positioned well to win with customers in 2009 and beyond by building on the unique combination of values we offer customers that no other competitor can match.  Our strategy allows us to consistently deliver solid results for shareholders in the near-term and, at the same time, it enables us to invest in Kroger’s future growth,” Mr. Dillon said.

Kroger, one of the nation’s largest retail grocery chains, employs more than 326,000 associates who serve customers in 2,481 supermarkets and multi-department stores in 31 states. Kroger operates stores under two dozen local banner names including Kroger, Ralphs, Fred Meyer, Food 4 Less, Fry’s, King Soopers, Smith’s, Dillons, QFC and City Market.  In addition, Kroger associates serve customers in 771 convenience stores, 385 fine jewelry stores and 781 supermarket fuel centers the Company operates.  Kroger also operates 41 food processing plants in the U.S.  Headquartered in Cincinnati, Ohio, Kroger focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local schools and grassroots organizations in the communities it serves.  For more information about the Company, please visit www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company.  These statements are based on management’s assumptions and beliefs in light of the information currently available to it.  Such statements are indicated by words such as “expects,” “forecasting,” “outlook,” “believe,” and “will.”  Increased competition, weather, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth, earnings per share, and earnings per share growth.  Earnings per share and earnings per share growth also will be affected by the number of shares outstanding and volatility in the Company’s fuel margins.  Our ability to continue to improve our debt coverage could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.  Our estimate of product cost inflation could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.  We assume no obligation to update the information contained herein.  Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on March 10, 2009 at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through March 20, 2009.

# # #

Kroger Contacts:

Media:    Meghan Glynn (513) 762-1304

Investors:              Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2008		2007		2008		2007

SALES	$17,259.5	100.00%	$17,234.6	100.00%	$75,999.7	100.00%	$70,234.7	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	13,088.2	75.83	13,228.5	76.76	58,563.6	77.06	53,779.5	76.57
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,015.0	17.47	2,896.5	16.81	12,884.3	16.95	12,155.2	17.31
RENT	149.8	0.87	156.4	0.91	659.4	0.87	643.9	0.92
DEPRECIATION	347.1	2.01	325.5	1.89	1,441.6	1.90	1,355.5	1.93

OPERATING PROFIT	659.4	3.82	627.7	3.64	2,450.8	3.22	2,300.6	3.28

INTEREST	114.7	0.66	113.0	0.66	484.8	0.64	473.6	0.67

EARNINGS BEFORE TAX EXPENSE	544.7	3.16	514.7	2.99	1,966.0	2.59	1,827.0	2.60

TAX EXPENSE	195.5	1.13	191.8	1.11	716.6	0.94	646.5	0.92

NET EARNINGS	$349.2	2.02%	$322.9	1.87%	$1,249.4	1.64%	$1,180.5	1.68%

NET EARNINGS PER BASIC COMMON SHARE	$0.54		$0.48		$1.92		$1.71

SHARES USED IN BASIC CALCULATION	648.4		668.3		651.9		689.8

NET EARNINGS PER DILUTED COMMON SHARE	$0.53		$0.48		$1.90		$1.69

SHARES USED IN DILUTED CALCULATION	654.9		675.8		658.9		697.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

(a)                  Merchandise costs and operating, general and administrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)                 LIFO charges of $40.9 and $54.2 were recorded in the fourth quarter of 2008 and 2007, respectively.  For the year-to-date period, LIFO charges of $195.9 and $154.2 were recorded for 2008 and 2007, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 31,	February 2,
	2009	2008

ASSETS
Current Assets
Cash	$216.5	$159.9
Cash - Temporary investments (a)	46.6	81.7
Store deposits in-transit	631.0	675.7
Receivables	943.9	786.2
Inventories	4,858.6	4,848.9
Prepaid and other current assets	509.7	555.2

Total current assets	7,206.3	7,107.6

Property, plant and equipment, net	13,160.6	12,497.9
Goodwill, net	2,271.1	2,143.7
Other assets	573.0	542.9

Total Assets	$23,211.0	$22,292.1

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$557.6	$1,592.2
Accounts payable	3,822.2	3,867.3
Accrued salaries and wages	827.7	814.8
Deferred income taxes	343.9	238.6
Other current liabilities	2,077.9	2,169.9

Total current liabilities	7,629.3	8,682.8

Long-term debt including capital leases and lease- financing obligations
Long-term debt, at face value, including capital leases and lease-financing obligations	7,460.4	6,484.7
Adjustment to reflect fair value interest rate hedges	44.5	44.7
Long-term debt including capital leases and lease-financing obligations	7,504.9	6,529.4

Deferred income taxes	384.1	366.8
Other long-term liabilities	2,421.6	1,799.6

Total Liabilities	17,939.9	17,378.6

Minority interests	95.1	—

Shareowners’ equity	5,176.0	4,913.5

Total Liabilities and Shareowners’ Equity	$23,211.0	$22,292.1

Total common shares outstanding at end of period	648.4	663.2
Total diluted shares year-to-date	658.9	697.7

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

(a) Cash - Temporary investments represent Euros held to settle Euro - denominated contracts, and escrow deposits. Decline in balance resulted primarily from payments made on the Euro - denominated contracts.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$1,249.4	$1,180.5
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,441.6	1,355.5
LIFO charge	195.9	154.2
Stock-based employee compensation	91.0	86.9
Expense for Company-sponsored pension plans	44.1	67.4
Deferred income taxes	341.2	(85.8)
Other	(36.3)	37.0
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Store deposits in-transit	44.8	(61.8)
Receivables	(28.4)	(16.6)
Inventories	(193.2)	(381.2)
Prepaid expenses	47.1	2.5
Accounts payable	(53.2)	165.4
Accrued expenses	(33.2)	173.7
Income taxes receivable (payable)	(205.8)	42.9
Contribution to Company-sponsored pension plan	(20.3)	(51.5)
Other long-term liabilities	11.4	(88.5)

Net cash provided by operating activities	2,896.1	2,580.6

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for capital expenditures	(2,148.9)	(2,126.2)
Payments for acquisitions	(79.5)	(90.2)
Proceeds from sale of assets	58.8	49.5
Other	(9.0)	(51.4)

Net cash used by investing activities	(2,178.6)	(2,218.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lease-financing transactions	10.2	7.6
Proceeds from issuance of long-term debt	1,376.6	1,372.0
Payments for long-term debt	(1,048.1)	(559.7)
Borrowings (payments) on bank revolver	(440.9)	218.1
Dividends paid	(226.5)	(201.7)
Excess tax benefits on stock-based awards	14.5	35.7
Proceeds from issuance of common stock	172.4	188.2
Treasury stock purchases	(637.0)	(1,421.4)
Increase in book overdrafts	2.2	60.8
Other	7.6	(9.6)

Net cash used by financing activities	(769.0)	(310.0)

NET INCREASE (DECREASE) IN CASH	(51.5)	52.3

CASH FROM CONSOLIDATED VARIABLE INTEREST ENTITY	73.0	—

CASH AT BEGINNING OF YEAR	241.6	189.3
CASH AT END OF YEAR	$263.1	$241.6

Reconciliation of capital expenditures
Payments for capital expenditures	$(2,148.9)	$(2,126.2)
Changes in construction-in-progress payables	(3.9)	65.6
Total capital expenditures	$(2,152.8)	$(2,060.6)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$485.3	$477.2
Cash paid during the year for income taxes	$640.5	$639.9

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FOURTH QUARTER
	2008	2007

INCLUDING FUEL CENTERS	$15,596.0	$15,508.5
EXCLUDING FUEL CENTERS	$14,678.1	$14,137.5

INCLUDING FUEL CENTERS	0.6%	8.2%
EXCLUDING FUEL CENTERS	3.8%	5.3%

COMPARABLE SUPERMARKET SALES (b)

	FOURTH QUARTER
	2008	2007

INCLUDING FUEL CENTERS	$16,189.6	$16,035.5
EXCLUDING FUEL CENTERS	$15,217.9	$14,606.1

INCLUDING FUEL CENTERS	1.0%	8.4%
EXCLUDING FUEL CENTERS	4.2%	5.4%

(a)   Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)   Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

OTHER INFORMATION

Note: Fuel sales have historically had a low FIFO gross margin rate, OG&A rate, and operating margin rate, as compared to corresponding rates on non-fuel sales. As a result, the Company discloses such rates excluding the effect of retail fuel operations.

Table 5. Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity. Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility. Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the fourth quarter of 2008 to the balances in the fourth quarter of 2007 and the fourth quarter of 1999.

	January 31,	February 2,		January 29,
	2009	2008	Change	2000	Change

Current portion of long-term debt, at face value, including capital leases and lease-financing obligations	$557.6	$1,592.2	$(1,034.6)	$591.5	$(33.9)
Long-term debt, at face value, including capital leases and lease-financing obligations	7,460.4	6,484.7	975.7	8,422.5	(962.1)
Adjustment to reflect fair value interest rate hedges	44.5	44.7	(0.2)	—	44.5

Total debt	$8,062.5	$8,121.6	$(59.1)	$9,014.0	$(951.5)

Temporary cash investments	(46.6)	(81.7)	35.1	—	(46.6)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	(300.0)	(300.0)	—	(200.0)	(100.0)

Net total debt	$7,715.9	$7,739.9	$(24.0)	$8,745.2	$(1,029.3)

Table 6. Reconciliation of GAAP Net Earnings To Net Earnings Excluding Charge From Hurricane IKE

(in millions)

(unaudited)

	YEAR-TO-DATE
	2008
		NET EARNINGS PER
	NET EARNINGS	DILUTED COMMON SHARE

NET EARNINGS	$1,249.4	$1.90

TAX EFFECTED CHARGE FROM HURRICANE IKE	15.9	0.02

NET EARNINGS EXCLUDING CHARGE FROM HURRICANE IKE	$1,265.3	$1.92

Note: Certain per share amounts may not calculate due to rounding.